Exhibit 10.15

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (together with any Exhibit hereto, this “Agreement”) is entered into on this 18th day of November, 2011, and is made by and between NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION, a Delaware corporation (the “Company”), with its principal place of business at 4201 Woodland Road, Circle Pines, MN 55014, and MATTHEW C. WOLSFELD, an individual residing at 1691 Deephaven Drive, Woodbury, MN 55129 (the “Executive”) (hereafter collectively referred to as the “Parties”).

RECITALS

WHEREAS, the Parties wish to agree to terms of the Executive’s continued at-will employment as the Company’s Chief Financial Officer and Secretary on the terms set forth in this Agreement;

WHEREAS, the Parties wish to define the terms of their employment relationship in a manner that will protect the Company’s business and other interests, protect the relevant interests of the Company, and protect the Executive in the event the Executive’s employment is terminated upon certain events, including without limitation, without cause or in connection with a change in control, and to define the essential terms of the Executive’s employment and post-employment obligations;

WHEREAS, the Company desires reasonable continued protection of its trade secrets and other technical and proprietary information that has been or will be acquired and is being or will be developed by the Company at substantial expense, and the Executive is willing to assign to the Company all right, title and interest in and to certain technical and proprietary information conceived or developed by the Executive during the Executive’s employment that relates to the business, products or processes of the Company, subject to the exceptions set forth herein; and

WHEREAS, the Company desires to continue to ensure reasonable protection against unfair competition from the Executive following termination of employment and to further protect against unfair use of its trade secrets and confidential business and technical information, and the Executive is willing to grant to the Company the benefits of confidentiality, non-competition, non-solicitation of employees and other covenants as set forth in this Agreement (including the Confidential Information, Inventions Assignment, Noncompetition and Non-Solicitation Agreement attached as Exhibit A) for these purposes.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive each intending to be legally bound, agree as set forth in this Agreement.

 EMPLOYMENT.

Subject to all of the terms and conditions of this Agreement, the Company agrees to employ the Executive on an at-will basis as the Company’s Chief Financial Officer and Secretary and the Executive agrees to devote his full time and best efforts to, and make the best use of the Executive’s energy, knowledge and training in advancing the Company’s interests.  The Executive will not render to others, services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of the Executive’s duties as a full time employee of the Company under this Agreement; provided, however, that nothing in this Agreement will prevent the Executive from serving on the board of directors or the board of trustees of any charitable or not-for-profit organization and, subject to the written approval of the Board of Directors of the Company, or a committee thereof (the “Board”), to serve on the board of directors or an advisory board, of any other business organization.

 EMPLOYMENT PERIOD.

The Executive is employed by the Company on an at-will basis, meaning that, subject to the terms and conditions stated herein, either the Company or the Executive may terminate the Executive’s employment at any time, with or without notice, for any reason not prohibited by law.

 COMPENSATION.

(a) Base Salary.  The Executive will receive an annualized base salary of $190,400, subject to change in the Board’s sole discretion (the “Base Salary”).  The Base Salary will be payable in accordance with the Company’s normal payroll practices as are in effect from time to time.

(b) Bonus.  The Executive will be eligible to receive annual or other bonuses in such amounts and as paid from time to time in the Board’s sole discretion.  Any bonuses awarded will be paid in cash, shares of the Company’s common stock and/or other stock incentive awards no later than March 15th of the year following the year in which the bonus is earned.  Unless otherwise provided pursuant to the terms of the applicable bonus plan, payment of any bonus awarded to the Executive is contingent upon the Executive being employed by the Company on the date the bonus is paid.

(c) Stock Incentives.  The Board may elect in its sole discretion to grant to the Executive from time to time stock incentive awards, such as stock options, pursuant to the terms and conditions of any stock incentive plans adopted by the Company.

(d) Vacation/PTO.  Vacation and paid time off will be provided to the Executive in accordance with Company’s policies and procedures, as such policies and procedures are in effect from time to time.

(e) Benefits and Perquisites.  The Executive will be entitled to participate in the Company’s benefit plans and programs, and receive the benefits and perquisites, generally provided to full-time, salaried employees of the Company.  Such benefits and perquisites may be modified or discontinued at the sole discretion of the Board.

(f) Reimbursement of Business Expenses.  The Company will reimburse the Executive for all reasonable out-of-pocket business expenses incurred by the Executive on behalf of the Company, provided that the Executive properly accounts to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (the “Code”) and in accordance with the Company’s standard policies and procedures relating to reimbursement of business expenses incurred by its employees.

(g) Tax Withholding.  All payments made under this Section 3, Section 5 or under any other provision of this Agreement, will be subject to withholding of such taxes and in such amounts as is requested by the Executive or as otherwise reasonably determined by the Company.

 TERMINATION OF EMPLOYMENT.

The Executive’s at-will employment may be terminated at any time as described in this Section 4.

(a) Death.  The Executive’s employment will terminate automatically upon the Executive’s death.

(b) Total Disability.  The Company or the Executive may terminate the Executive’s employment with the Company at any time after the “Total Disability” of the Executive.  For purposes of this Agreement, the Total Disability of the Executive will occur on the earlier of the date the Executive: (i) becomes entitled to receive disability benefits under the Company’s long-term disability plan, if any; or (ii) is unable to perform the essential functions of the Executive’s position, as contemplated by this Agreement, due to a physical or mental incapacity or impairment, for more than an aggregate of one hundred eighty (180) days during any continuous twelve (12) month period.  If the Executive is a qualified person with a disability under the Americans With Disabilities Act or the Minnesota Human Rights Act, (or any other applicable statute), the Company will make reasonable accommodations to the known physical or mental limitations of the Executive, including but not limited to consideration of whether extending the 180-day period would constitute a reasonable accommodation.  Termination of the Executive’s employment due to Total Disability will not affect the Executive’s rights, if any, under the Company’s long-term disability plan.

(c) With Cause.  The Company may terminate the Executive’s employment at any time, with “Cause,” upon written notice to the Executive.  “Cause” means:

A. the Executive’s material breach of any of the Executive’s obligations under this Agreement, or the Executive’s willful and continued failure or refusal to perform his duties, responsibilities and obligations as an executive officer of the Company, for reasons other than Total Disability, to the satisfaction of the Board;

B. the Executive’s commission of an act of dishonesty, fraud, embezzlement, misappropriation, or intentional and deliberate injury or material breach of fiduciary duty, or material breach of the duty of loyalty related to or against the Company or its business, or any unlawful or criminal activity of a serious nature involving any felony, or conviction by a court of competent jurisdiction of, or pleading guilty or nolo contendere to, any felony or any crime involving moral turpitude; or

C. the existence of any court order or settlement agreement prohibiting the Executive’s continued employment with the Company.

A material breach or other breach of duty will not constitute “Cause” unless the Company gives written notice to the Executive of the existence of such act or breach, and the Executive fails to cure, to the Board’s satisfaction, the act or breach within thirty (30) days after the notification.

(d) Without Cause.  The Company may terminate the Executive’s employment at any time, without Cause, upon two (2) weeks prior written notice to the Executive.  The Company may, in its sole discretion, opt not to have the Executive provide active employment services during some or all of the notice period, and place the Executive on a paid leave of absence for some or all of the notice period.

(e) Resignation.  The Executive may, upon two (2) weeks prior written notice to the Company, terminate the Executive’s employment at any time and for any reason.  Upon receiving such notice, the Company may, in its sole discretion, opt not to have the Executive provide active employment services during some or all of the notice period, and place the Executive on a paid leave of absence for some or all of the notice period.  If the Company exercises this option, it shall not convert the resignation to a termination by the Company.

(f) For Good Reason.  The Executive may, within six (6) months of the initial existence of the event giving rise to Good Reason (as hereinafter defined) and upon thirty (30) days prior written notice to the Company, terminate the Executive’s employment under this Agreement for Good Reason.  “Good Reason” means:

A. a material diminution in the Executive’s authority, duties or responsibilities;

B. a material diminution in the Executive’s Base Salary;

C. a material change in the geographic location at which the Company requires the Executive to provide services, except for travel reasonably required in the performance of the Executive’s responsibilities; or

D. any action or inaction that constitutes a material breach by the Company of this Agreement.

An act or omission will not constitute a “Good Reason” unless the Executive gives written notice to the Company of the existence of such act or omission within ninety (90) days of its initial existence and the Company fails to cure the act or omission within thirty (30) days after the notification.

(g) Change in Control Termination.  A “Change in Control Termination” means, during a period of twenty-four (24) months following a Change in Control (as hereinafter defined), any termination by the Executive for Good Reason or any involuntary termination of the Executive’s employment by the Company (or its successor), other than for Cause or on account of death or Total Disability.  A “Change in Control” will have the meaning assigned to such term in the Company’s stock incentive plan as in effect from time to time to the extent such change in control is a “change of control event” as defined under Code Section 409A and applicable Internal Revenue Service regulations.

(h) Termination of Employment.  The term “termination of employment” when used in this Agreement, means a termination of the Executive’s employment relationship with the Company and all its affiliates (within the meaning of Code Section 409A) or such other change in the Executive’s employment relationship with the Company and all of its affiliates that would be considered a “separation from service” under Code Section 409A.  The Executive’s employment relationship will be treated as remaining intact while the Executive is on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Employee will return to perform services for the Company or an affiliate) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Executive retains a right to reemployment by the Company or an affiliate under applicable statute or by contract.  In all cases, the Executive’s termination of employment must constitute a “separation from service” under Code Section 409A and any “separation from service” under Code Section 409A will be treated as a termination of employment.

(i) Resignation as Director/Officer.  Immediately upon termination of the Executive’s employment with the Company for any reason, the Executive will resign from any and all positions then held as a director or officer of the Company and of any subsidiary, parent or affiliated entity of the Company.

 PAYMENTS AND BENEFITS UPON TERMINATION OF EMPLOYMENT.

(a) Total Disability.  If the Executive’s employment is terminated due to the Total Disability of the Executive, regardless of the date of termination, the Executive will be paid (i) the Executive’s Base Salary, prorated through the date of termination; (ii) a pro rata portion of the target bonus that the Executive otherwise would have been eligible to receive under the Company’s bonus plan for the fiscal year during which the Executive’s employment is terminated, with such pro rata portion based on the number of complete months during the fiscal year that the Executive was employed with the Company; (iii) any benefits payable under any disability insurance policy maintained by the Company for the benefit of the Executive at the time of the termination of employment, subject to the terms and conditions of such policies; (iv) the Executive’s accrued but unpaid PTO or vacation, prorated through the date of termination; (v) any unpaid expense reimbursement; and (vi) the Executive’s other accrued and vested benefits, if any, under any of the Company’s other employee benefit plans (e.g., 401(k) plan), subject to the terms and conditions of such plans.  Payment of the pro rata portion of the target bonus calculated pursuant to clause (ii), less payroll deductions and withholdings as reasonably determined by the Company, will be paid to the Executive in installment payments over an eighteen (18) month period in accordance with the Company’s normal payroll practices, subject to paragraph (f), as follows:

 a payment equal to one-ninth (1/9) of the pro rata portion of the target bonus calculated pursuant to clause (ii), less payroll deductions and withholdings as reasonably determined by the Company, on the sixtieth (60th) day following the Executive’s termination of employment; and

 regularly scheduled payments in as nearly equal amounts as possible for the balance of the pro rata target bonus payment period.

(b) Death.  If the Executive’s employment is terminated due to the death of the Executive, regardless of the date of termination, the Executive’s estate or heirs, as appropriate, will be paid (i) the Executive’s Base Salary, prorated through the date of termination; (ii) a pro rata portion of the target bonus that the Executive otherwise would have been eligible to receive under the Company’s bonus plan for the fiscal year during which the Executive’s death occurs, with such pro rata portion based on the number of complete months during the fiscal year that the Executive was employed with the Company (such amount paid to the Executive’s estate or heirs, as appropriate, less payroll deductions and withholdings as reasonably determined by the Company, in a single lump sum payment within sixty (60) days following the Executive’s date of death); (iii) any benefits payable under any group life insurance policy, key person life insurance policy and any other life insurance policy maintained by the Company for the benefit of the Executive at the time of the termination of employment, subject to the terms and conditions of such policies; (iv) the Executive’s accrued but unpaid PTO or vacation, prorated through the date of termination; (v) any unpaid expense reimbursement; and (vi) the Executive’s other accrued and vested benefits, if any, under any of the Company’s other employee benefit plans (e.g., 401(k) plan), subject to the terms and conditions of such plans.

(c) For Cause Termination or Resignation.  If the Company terminates the Executive’s employment for Cause, or if the Executive resigns, regardless of the date of termination, the Executive will be paid (i) the Executive’s Base Salary, prorated through the date of termination; (ii) the Executive’s accrued but unpaid PTO or vacation, prorated through the date of termination; (iii) any unpaid expense reimbursement; and (iv) the Executive’s other accrued and vested benefits, if any, under any of the Company’s other employee benefit plans (e.g., 401(k) plan), subject to the terms and conditions of such plans.

(d) Termination by the Company Without Cause or by the Executive for Good Reason.  If the Company terminates the Executive’s employment other than for Cause or on account of death or Total Disability or the Executive resigns for Good Reason and such termination is not a Change in Control Termination, then the Executive will be entitled to the benefits described in this Section 5(d), in addition to the benefits described in Section 5(c).

A. Cash payments from the Company in an aggregate amount equal to:

 One and one-half (1½) times the Executive’s average total annual compensation for the two (2) most recently completed fiscal years; plus a pro rata portion of the target bonus that the Executive otherwise would have been eligible to receive under the Company’s bonus plan for the fiscal year during which the Executive’s employment is terminated, with such pro rata portion based on the number of complete months during the fiscal year that the Executive was employed with the Company.

Such aggregate amount, less payroll deductions and withholdings as reasonably determined by the Company, will be paid to the Executive in installment payments over an eighteen (18) month period in the form of salary continuation in accordance with the Company’s normal payroll practices, subject to paragraph (f), as follows:

(III) a payment on the sixtieth (60th) day following the Executive’s termination of employment equal to the amount of salary continuation payments accruing during the sixty (60) day period following the Executive’s termination of employment; and

(IV) regularly scheduled payroll payments for the balance of the salary continuation period.

B. If the Executive is eligible for and timely elects continued coverage under the Company’s group medical plan, group dental plan and/or group vision plan (the “Group Health Plans”) pursuant to Code Section 4980B (“COBRA”), for each of the first eighteen (18) months of the COBRA continuation period, the Company will reimburse the Executive in an amount equal to the difference between the amount the Executive pays for such COBRA continuation coverage each month and the amount paid by a full-time active employee each month for the same level of coverage elected by the Executive.

C. All outstanding and unvested options to purchase shares of the Company’s common stock and other stock incentive awards granted to the Executive under the Company’s stock incentive plan will become immediately vested and exercisable.

Within ten (10) business days after the Executive’s termination of employment the Company will provide the Executive with a Separation Agreement and Release.  As a condition to receiving the payments and benefits under this Section 5(d), the Executive must, within forty-five (45) days following receipt of the Separation Agreement and Release, sign the Separation Agreement and Release, and not revoke the Release.  No amounts will be paid pursuant to this Section 5(d) if the Executive does not sign the Separation Agreement and Release within the forty-five (45) day period or revokes the Release.

The payments and benefits to be provided to the Executive as set forth in this Section 5(d) are in lieu of any and all benefits otherwise provided under Section 5(e) of this Agreement or under any other agreement with the Executive or under any severance pay or change in control policy, plan or program maintained from time to time by the Company for its employees.

(e) Change in Control Termination.  If the Executive experiences a Change in Control Termination, then the Executive will be entitled to the benefits described in this Section 5(e), in addition to the benefits described in Section 5(c).

A. Cash payments from the Company in an aggregate amount equal to:

 One and one-half (1½) times the Executive’s average total annual compensation for the two (2) most recently completed fiscal years; plus a pro rata portion of the target bonus that the Executive otherwise would have been eligible to receive under the Company’s bonus plan for the fiscal year during which the Executive’s employment is terminated, with such pro rata portion based on the number of complete months during the fiscal year that the Executive was employed with the Company.

Such aggregate amount, less payroll deductions and withholdings as reasonably determined by the Company, will be paid, subject to paragraph (e), to the Executive in a single lump sum payment on the sixtieth (60th) day following the Executive’s termination of employment.

B. If the Executive is eligible for and timely elects continued coverage under the Company’s Group Health Plans pursuant to COBRA, for each of the first eighteen (18) months of the COBRA continuation period, the Company will reimburse the Executive in an amount equal to the difference between the amount the Executive pays for such COBRA continuation coverage each month and the amount paid by a full-time active employee each month for the same level of coverage elected by the Executive.

C. All outstanding and unvested options to purchase shares of the Company’s common stock and other stock incentive awards granted to the Executive under the Company’s stock incentive plan will become immediately vested and exercisable.

Within ten (10) business days after the Executive’s termination of employment the Company will provide the Executive with a Separation Agreement and Release.  As a condition to receiving the payments and benefits under this Section 5(e), the Executive must, within forty-five (45) days following receipt of the Separation Agreement and Release, sign the Separation Agreement and Release, and not revoke the Release.  No amounts will be paid pursuant to this Section 5(e) if the Executive does not sign the Separation Agreement and Release within the forty-five (45) day period or revokes the Release.

The payments and benefits to be provided to the Executive as set forth in this Section 5(e) are in lieu of any and all benefits otherwise provided under Section 5(d) of this Agreement or under any other agreement with the Executive or under any severance pay or change in control policy, plan or program maintained from time to time by the Company for its employees.

(f) Code Section 409A.  The Company and the Executive intend that the benefits provided under this Agreement will comply, in form and operation, with an exception to or exclusion from the requirements of Code Section 409A and applicable Internal Revenue Service regulations and this Agreement will be construed and administered in a manner that is consistent with and gives effect to such intention; provided, however, if any payment is or becomes subject to the requirements of Code Section 409A, this Agreement as it relates to such payment is intended to comply with the requirements of Code Section 409A and if, at the time of the Executive’s termination of employment, the Executive is a “specified employee” within the meaning of Code Section 409A, then any payment of an amount that is deferred compensation under Code Section 409A that is payable on account of a separation from service shall be suspended and not made until the first day of the calendar month following the end of the six (6) month period following the Executive’s termination of employment.  For purposes of the limitations under Code Section 409A, each payment under this Agreement shall be treated as a separate payment.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  The payments to be made under Section 5 are intended to be exempt from the requirements of Code Section 409A because they are (i) non-taxable benefits, (ii) welfare benefits within the meaning of Treas. Reg. Sec. 1.409A-1(a)(5), (iii) short-term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4), or (iv) payments under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9).

(g) Excess Parachute Payments Under Code Section 280G.  Notwithstanding any other provisions of this Agreement or any other agreement, contract or understanding heretofore or hereafter entered into between the Executive and the Company, if any “payments” (including, without limitation, any benefits or transfers of property or the acceleration of the vesting of any benefits) in the nature of compensation under any arrangement that is considered contingent on a Change in Control for purposes of Code Section 280G, together with any other payments that the Executive has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Code Section 1504(a) without regard to Code Section 1504(b)) of which the Company is a member, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), such “payments” will be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Code Section 4999;  provided, however, that such reduction will be made only if the aggregate amount of the payments after such reduction exceeds the difference between (i) the amount of such payments absent such reduction minus (ii) the aggregate amount of the excise tax imposed under Code Section 4999 attributable to any such excess parachute payments.  The parachute payments to be reduced under this Section 5(g) will be reduced in the following order: lump sum cash severance, health plan benefits, and option acceleration.

 PROTECTION OF THE COMPANY INTERESTS.

The Parties agree that the terms and conditions of the Confidential Information, Inventions Assignment, Noncompetition and Non-Solicitation Agreement (attached as Exhibit A) will apply throughout Executive’s term of employment with the Company, and will continue to apply thereafter even if the Executive’s employment is terminated, regardless of the reason for or timing of the termination, and the termination of this Agreement.  If the Executive violates his obligations under this Agreement (including his obligations under the Separation Agreement and Release and Confidential Information, Inventions Assignment, Noncompetition and Non-Solicitation Agreement), the Executive is not entitled to the compensation and benefits described in Sections 5(d) and 5(e) and must repay the Company for any such amounts he has received.

 CONFLICT OF INTEREST.

The Executive agrees not to engage in any conduct which might result in, or create the appearance of using the Executive’s position for private gain, or otherwise create a conflict of interest or the appearance of a conflict of interest with the Company. Such conduct includes without limitation having an undisclosed financial interest in any vendor or supplier of the Company, accepting payments of any kind or gifts other than of a nominal value from vendors, customers or suppliers, or having an undisclosed relationship with a family member or other individual who is employed by any entity in active or potential competition with the Company, and which creates a conflict of interest. While still employed at the Company, the Executive must not establish, operate, participate in advise or assist to establish in an manner whatsoever any business, which could or would be in competition with the Company’s business, and the Executive must not take any preliminary or preparatory steps toward establishing or operating such a business. Notwithstanding the foregoing, the Executive may own less than two percent (2%) of any class of stock or security of any company which competes with the Company listed on a national securities exchange.

 RETURN OF COMPANY PROPERTY.

On the date that the Executive’s employment with the Company ends, or at any prior time at the Company’s request, the Executive will deliver to the Company all documents, electronic and other data, manuals, pricing lists, notes, writings, customer and product lists, identification cards, access cards, keys, credit cards, computer programs and all other documents or tangible materials whatsoever, including all copies or duplicates, concerning any part of the Company’s activities or concerning any activities as a Company employee. The Executive acknowledges and agrees that all such documents and tangible materials, and copies or duplicates thereof, including the Executive’s own notes, are the Company’s property which is only entrusted to the Executive on a temporary basis.  After returning these documents, data, and other property, the Executive will immediately permanently delete from any electronic media in the Executive’s possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, MP3 players, PDAs, etc.) or to which the Executive has access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all Company documents or electronically stored images, and other data or data compilations stored in any medium from which such information can be obtained.  The Executive also agrees to provide the Company with list of any documents that the Executive created or is otherwise aware that are password-protected and the password(s) necessary to access such password-protected documents.

 MISCELLANEOUS.

(a) Clawback Forfeiture and Recoupment.  Any amounts paid to the Executive under this Agreement will be subject to any “clawback,” forfeiture or recoupment policy adopted by the Company either prior to or after the date of this Agreement.

(b) Compliance with Policies and Procedures.  The Executive agrees to comply in all respects with the Company’s policies and procedures applicable to the Executive as such policies and procedures are amended from time to time, including without limitation the Company’s insider trading policy, code of ethics and Foreign Corrupt Practices Act Anti-Bribery Code of Compliance.

(c) Assignment and Transfer.  The Company’s rights and obligations under this Agreement may be assigned by the Company without the consent of the Executive.  This Agreement will be binding upon and inure to the benefit of, and be enforceable by, the successors, legal representatives, and assigns of the Company.  The Executive’s rights and obligations under this Agreement will not be transferable by the Executive by assignment or otherwise, and any purported assignment or transfer thereof will be void.

(d) Severability.   In the event that any of the provisions of this Agreement, or the application of any such provisions to the Executive or the Company with respect to obligations hereunder, is held to be unlawful or unenforceable by any court, then the remaining portions of this Agreement will remain in full force and effect and will not be invalidated or impaired in any manner.

(e) Non-Waiver.  Neither any course of dealing nor any failure or neglect of either party in any instance to exercise any right, power or privilege under this Agreement or law will constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either Party must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

(f) Entire Agreement. This Agreement (including the Exhibits) contains the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement, and supersedes any and all prior agreements and understandings, oral or written, between the Executive and the Company with respect to the subject matter of this Agreement.

(g) Amendments.  This Agreement may be amended only by an agreement in writing manually signed by the Executive and an authorized representative of the Company (other than the Executive).

(h) Governing Law and Venue.  This Agreement will be governed by the laws of the State of Minnesota.  The Executive hereby agrees to submit to personal jurisdiction in the State of Minnesota and agrees that any action relating to this Agreement or otherwise to the Executive’s employment with the Company must be venued exclusively in Anoka County District Court or the United States District Court for the District of Minnesota.

(i) Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and hand-delivered or sent by registered or certified first-class mail, postage prepaid, and shall be effective upon delivery if hand-delivered, three (3) days after mailing if mailed or one (1) day after delivery to a commercial overnight delivery service, in each case to the addresses stated at the beginning of this Agreement.  These addresses may be changed at any time by like notice.

(j) Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will together constitute but one agreement.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION	EXECUTIVE

By: /s/ Richard J. Nigon	/s/ Matthew C Wolsfeld
Matthew C. Wolsfeld

Name: Richard J. Nigon	Date: November 18, 2011

Title: Chairman of Audit and Compensation Committee

Date: November 18, 2011